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                                                                    Exhibit 99.1

              TRANSDIGM ANNOUNCES UPDATED GUIDANCE FOR FISCAL 2002

Richmond Hts., Ohio, September 24, 2002 -- TransDigm Inc. ("TransDigm" or the "Company") today updated its guidance for the fiscal year ending September 30, 2002. The Company indicated it now expects full year 2002 sales to exceed $245 million and its EBITDA, As Defined 1, to exceed $95 million. This compares to $258 million in sales and $88 million of EBITDA, as Defined for the year ended September 30, 2001 (pro forma for acquisitions in 2001 as though all acquisitions were completed at the beginning of that year). For the nine-month period ending June 29, 2002 sales were $181 million and EBITDA, as Defined was $72 million. This compares to $190 million in sales and $65 million in EBITDA, as Defined for the nine-month period ended June 29, 2001 (pro forma for acquisitions in 2001 as though all acquisitions were completed at the beginning of that year).

The Company is experiencing a less severe drop in its overall markets than it originally used as a planning basis. Through nine months of fiscal 2002, excluding any acquisitions made in 2001, and compared to the same nine month period of the prior year, commercial aftermarket sales are down about 10%; military sales are up almost 10%; and commercial OEM sales are down by about 20%
- 30% in both the commercial transport and regional/business jet segment. Profit margins are generally higher in the military and commercial aftermarket segments than in the OEM segments.

Commercial aftermarket shipments typically approximate 45% of Company revenues. Commercial OEM makes up about one-third of the Company's revenues, roughly split equally between commercial transport OEM revenues and regional/business jet OEM revenues. Military activity (20-25% revenues) makes up most of the balance.

The Company anticipates that due to the strength of its proprietary products, its niche market positions and focused value generation strategy it will continue its historical improvements in key operating parameters in fiscal 2002. New business orders will be up significantly, due primarily to the over $20 million in orders for cockpit door security mechanisms. Productivity and pricing performance should approximate historical levels.

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1    EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA, As Defined is calculated by adding to EBITDA the incremental inventory costs associated with the write up of inventory required by the purchase accounting treatment applied to the acquisitions of Champion Aerospace Inc. and a product line. EBITDA, As Defined is presented herein to provide additional information with respect to the ability of the Company to satisfy its debt service, capital expenditures and working capital requirements and because certain types of covenants in TransDigm's borrowing arrangements are tied to similar measures. While EBITDA-based measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. EBITDA and EBITDA, As Defined are not measurements of financial performance under accounting principals generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America.

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W. Nicholas Howley, President & Chief Executive Officer, commented: "I am proud of our Company's performance in this difficult market environment. These results reconfirm the fundamental strength of our proprietary products; niche market positions and value focused operating strategy. The upcoming year will bring with it much uncertainty in the economy, the aerospace industry, and in world events. However, absent any significant disruptive events, we believe we will generate higher sales and EBITDA in fiscal 2003 than we did in fiscal 2002."

W. Nicholas Howley will be making a presentation at the Deutsche Bank 2002 High Yield Conference on Thursday, September 26, 2002.

The matters described in this press release include "forward-looking statements" made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, in particular, the statements about the Company's plans, strategies, and prospects. The Company's actual results, performance or achievements may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors not under the Company's control, which can affect the Company's results of operations, liquidity or financial condition and cause actual outcomes or results to be materially different from those projected. These factors, risks and uncertainties may include, among other things, the Company's access to capital markets; the impact of general economic conditions in the regions in which the Company does business; general industry conditions, including competition and product, raw material and energy prices; changes in currency rates and currency values; and capital expenditure requirements.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

TransDigm Inc. is a leading supplier of proprietary, highly engineered power systems and airframe components servicing the aerospace industry. Major products include ignition systems components, gear pumps, electromechanical controls, actuators, batteries/chargers, engineered connectors, latches and lavatory hardware.

TransDigm is a portfolio company of Odyssey Investment Partners LLC. Odyssey manages a $760 million private equity fund, which invests in middle market companies that are primarily focused on manufacturing, aerospace and transportation and financial services.

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FOR FURTHER INFORMATION:

EILEEN FALLON
TRANSDIGM INC.
216-289-4939